As filed with the Securities and Exchange Commission on October 11, 2018

Registration Statement File No. 333-214962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-214962)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVISION HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	62-1493316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1A Burton Hills Boulevard

Nashville, Tennessee

(615) 665-1283

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED AMSURG CORP. 2014 STOCK AND INCENTIVE PLAN

AMSURG CORP. 2006 STOCK INCENTIVE PLAN, AS AMENDED

AMENDED AND RESTATED CDRT HOLDING CORPORATION STOCK INCENTIVE PLAN

ENVISION HEALTHCARE HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Craig A. Wilson, Esq.

Senior Vice President, General Counsel and Secretary

Envision Healthcare Corporation

1A Burton Hills Boulevard

Nashville, Tennessee 37215

(615) 665-1283

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. James Jenkins, Jr., Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Envision Healthcare Corporation, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under such Registration Statement as of the date hereof:

i.

Registration No. 333-214962, initially filed with the SEC on December 7, 2016, registering 10,829,753 shares of Common Stock issuable under the Amended and Restated AmSurg Corp. 2014 Equity and Incentive Plan, as amended, the AmSurg Corp. 2006 Stock Incentive Plan, as amended, the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan, as amended, and the Amended and Restated CDRT Holding Corporation Stock Incentive Plan, as amended.

On October 11, 2018 (the “Effective Date”), pursuant to that certain Agreement and Plan of Merger, dated as of June 10, 2018, by and among Enterprise Parent Holdings Inc., a Delaware corporation (the “Parent”), Enterprise Merger Sub Inc., a Delaware corporation (the “Merger Sub”), and the Registrant, the Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant terminated all offers and sales of its Common Stock registered pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the Effective Date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

After filing this Post-Effective Amendment, the Registrant intends to file a Form 15 to (i) terminate the registration of all of its securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Act”), and (ii) suspend the Registrant’s reporting obligations pursuant to Section 15(d) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 11, 2018.

ENVISION HEALTHCARE CORPORATION

By:	/s/ Kevin D. Eastridge
Name:	Kevin D. Eastridge
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.